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                                                Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-106629


PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus Dated August 5, 2003)


                                CYTRX CORPORATION

                                  Common Stock

                                    Warrants


This prospectus supplement supplements our prospectus dated August 5, 2003. This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in our prospectus.

The following table supplements or amends the table of selling securityholders contained under the heading "Selling Securityholders" in our previous prospectus by adding the information below with respect to any person not previously listed in the prospectus. Where the name of a selling securityholder identified in the table below also appears in the table in our prospectus, the information set forth in the table below regarding that selling securityholder supersedes the information in the prospectus.

                                               Beneficial Ownership                         Beneficial Ownership
                                                Before Offering(1)                          After Offering (1)(3)
                                             -------------------------                    ------------------------
                                                                             Number of
                                              Number of                    Shares Being     Number
                                               Shares      Percent (2)      Offered(4)    of Shares    Percent (2)
                                             -----------   -----------     ------------   ---------    -----------
J. P. Turner & Company, LLC                  357,500 (5)      1.33          357,500(5)        0            *
J.P. Turner Partners, L.P.                    87,500 (6)       *             87,500(6)        0            *
Tom Wagner                                   262,500 (7)       *            262,500(7)        0            *
Rocco Guidicipietro                           25,000 (8)       *             25,000(8)        0            *
Rob Guidicipietro                             25,000 (9)       *             25,000(9)        0            *

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

(2) Included as outstanding for this purpose are 26,879,720 shares outstanding on June 1, 2003, plus, in the case of each of these selling securityholders, the shares issuable upon exercise of the options or warrants held by such selling securityholder (but not including shares issuable upon exercise or conversion of any other options, warrants or other securities held by any other person).

(3) Assumes that all shares and warrants included in this prospectus will be sold by the selling securityholder.

(4) Assumes that all of the warrants that are offered by this prospectus are exercised by the selling securityholders and that the underlying shares of common stock are offered for sale by them.


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(5)      Represents  275,000 shares of our common stock and warrants to purchase
         82,500 shares of our common stock that we issued to J.P. Turner & Company LLC in consideration for investment banking services. We also issued warrants to purchase another 400,000 shares of our common stock to that firm in consideration for investment banking services, which that firm assigned to an affiliate and three of its employees after the effective date of our prospectus.

(6) Represents warrants to purchase 87,500 shares previously issued to J.P. Turner & Company LLC.

(7) Represents warrants to purchase 262,500 shares previously issued to J.P. Turner & Company LLC.

(8) Represents warrants to purchase 25,000 shares previously issued to J.P. Turner & Company LLC.

(9) Represents warrants to purchase 25,000 shares previously issued to J.P. Turner & Company LLC.

Except  as  previously  disclosed  in  our  prospectus,   none  of  the  selling
securityholders listed in the table above have had any material relationship with us or any of our affiliates within the past three years.


          The date of this Prospectus Supplement is September 10, 2003.


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